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                                                                    Exhibit 3.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                 HEALTHAXIS INC.

         Healthaxis Inc. (hereafter called the "COMPANY"), a corporation organized and existing under the laws of the State of Pennsylvania, does hereby certify that, pursuant to the authority conferred upon the Company's Board of Directors (the "BOARD") by the Company's Amended and Restated Articles of Incorporation (the "ARTICLES OF INCORPORATION"), the Board, by actions duly taken on July 2, 2002, duly adopted a resolution providing for the issuance of a series of 23,500 shares of the Company's Series A Convertible Preferred Stock, par value $1.00 per share, which resolution is as follows:

         RESOLVED, that, pursuant to the authority vested in the Board by the Articles of Incorporation, the Board hereby designates, creates, authorizes and provides for the issuance of a series of preferred stock, par value $1.00 per share, which shall be designated as Series A Convertible Preferred Stock, and which shall have the designation, preferences, rights and limitations as follows:
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         1. DESIGNATION, AMOUNT, PAR VALUE, STATED VALUE, RANK AND CERTAIN
DEFINED TERMS.

         a. The preferred stock authorized under this Certificate of Designation shall be designated as the Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), and the number of shares so designated shall be 23,500, subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series A Preferred Stock. Each share of Series A Preferred Stock, par value $1.00 per share, shall have a stated value of $1,000 per share (the "STATED VALUE").

         b. The Series A Preferred Stock shall rank senior to all classes of the Company's common stock, par value $.10 per share (the "COMMON STOCK") and each other series of preferred stock or class of other capital stock or instruments of the Company convertible into Common Stock with respect to dividend distributions, redemptions, voting and distributions upon Liquidation that is not, expressly by its terms, made senior to or pari passu with, the Series A Preferred Stock.

         c. Certain terms used herein are defined in Section 12 hereof.

         2. DIVIDENDS.

         a. The Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, when and as declared by the Board, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 2% per annum, payable semi-annually, on January 15 and July 15 of each year (each a "DIVIDEND PAYMENT DATE") commencing on January 15, 2003, in cash or shares of Common Stock at the option of the Company (in accordance with Section 2(b) hereof), as accrued for the six-month period preceding the Record Date relating to such Dividend Payment Date; provided that on the first Dividend Payment Date, January 15, 2003, the dividends shall be calculated and paid based on the period of July 1, 2002 to December 31, 2002 even though the shares of Series A Preferred Stock are first issued after July 1, 2002. The record date for any dividend payment pursuant to this Section 2(a) (the "RECORD DATE") is the close of business on January 1 or July 1 of each year, as the case may be, whether or not a Business Day, immediately preceding the Dividend Payment Date on which such dividend is payable. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 365-day year (or 366-day year for any leap year), shall accrue daily commencing on the Original Issue Date and shall be deemed to accrue from such date and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued and unpaid dividends on the Series A Preferred Stock for any shares that are being converted into shares of Common Stock shall be paid on the date on which such Series A Preferred Stock is so converted. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series A Preferred Stock, such payment shall be

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distributed ratably among the Holders based upon the number of shares of Series
A Preferred Stock held by each Holder.

         b. Dividends on the shares of Series A Preferred Stock may, at the Company's option, be paid in shares of Common Stock calculated based upon the Average Price on the applicable Record Date (or, if not a Trading Day, the immediately preceding Trading Day); provided, that if the Company elects to pay a dividend in shares of Common Stock, and if the payment of such dividend would require the approval of the Company's common stockholders under the Marketplace Rules of NASDAQ (or the rules of any other National Market), whether because the issuance of such dividend shares would be aggregated with shares of Common Stock otherwise issuable in connection with the shares of Series A Preferred Stock or not, then the calculation of the number of shares of Common Stock to be issued in connection with such dividend shall be based upon the Average Price on the day preceding the applicable Dividend Payment Date (or, if not a Trading Day, the immediately preceding Trading Day).

         It shall be assumed that the Company shall elect to make all payments of dividends in Common Stock, unless the Company shall have given written notice to each Holder not less than five (5) Business Days' prior to the applicable Dividend Payment Date of its intention to pay such dividends in cash. Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of the dividends if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all other purposes is insufficient to pay dividends hereunder in shares of Common Stock or there is an insufficient number of authorized shares of Common Stock reserved (pursuant to Section 3.6(c) of the Exchange Agreement) for full conversion of all shares of Series A Preferred Stock issued pursuant to the Exchange Agreement (including any dividend payments hereunder), (ii) such shares are not registered for resale pursuant to the Registration Statement (as defined in the Registration Rights Agreement) or are not freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance acceptable to the Holder and the transfer agent for such shares, subject to receipt from the Holder of a representation from such Holder that it is not an Affiliate of the Company,
(iii) such shares are not listed or quoted on the NASDAQ or another National Market, (iv) if, and only with respect to the shares of Series A Preferred Stock held by Brown Simpson Partners I, Ltd. ("Brown Simpson"), the issuance of such dividend shares would result in Brown Simpson beneficially owning more than 4.99% of the issued and outstanding shares of Common Stock, (v) if, and only with respect to the shares of Series A Preferred Stock held by UICI, the issuance of such dividend shares would result in UICI beneficially owning more than 48.00% of the issued and outstanding shares of Common Stock or (vi) the Average Price on the applicable Record Date is less than the greater of (a) the book value per share of the Common Stock on the Closing Date or (b) the closing bid price per share of the Common Stock on the Closing Date on the National Market. For purposes of Section 2(b)(iv), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

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         3. LIQUIDATION.

         a. In the event of any Liquidation, whether voluntary or involuntary, each Holder shall be entitled to receive, prior and in preference to any distribution of any of the Company's assets to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value, plus all accrued but unpaid dividends (whether or not declared), and (ii) the assets of the Company available for distribution to its stockholders, distributed ratably among the Holders (determined on an "as converted" basis) and the holders of all of the outstanding capital stock of the Company (the "LIQUIDATION VALUE"). If upon the occurrence of a Liquidation the assets and funds available for distribution among the Holders are insufficient to permit the payment to such Holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Holders in proportion to the full preferential amount that each such Holder is otherwise entitled to receive.

         b. The Company shall mail to each Holder written notice of any such Liquidation not less than forty-five (45) days prior to the payment date stated therein.

         4. VOTING RIGHTS.

         a. General Voting Rights. Except as set forth herein or as otherwise required by law (taking into consideration the limitations contained in Section 8 hereof), the Holders of the Series A Preferred Stock shall not have voting rights.

         b. Certain Limitations. As long as 20% or more of the number of shares of Series A Preferred Stock issued on the Original Issue Date are outstanding, the Company shall not, and shall cause its Subsidiaries not to, without the affirmative vote or consent of the Holders of sixty percent (60%) of the shares of the Series A Preferred Stock then outstanding voting or consenting, as the case may be, as one class (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose):

            (i) amend or otherwise alter this Certificate of Designation in any manner that adversely affects the absolute or relative rights, powers, preferences, privileges or voting rights given to the Series A Preferred Stock;

            (ii) amend or otherwise alter the Company's Articles of Incorporation, bylaws (provided that such amendment or alternation of the bylaws is proposed to be effected with the approval of the Company's board of directors) or other charter documents so as to adversely affect the absolute or relative powers, preferences or rights of the Series A Preferred Stock;

            (iii) increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock;

            (iv) increase, or decrease below 100,000,000, shares the total number of authorized shares of Common Stock;

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            (v) effect a reverse stock split of the Company's outstanding Common
Stock;

            (vi) redeem or repurchase or otherwise acquire for value directly or indirectly any shares of Common Stock or any other Junior Securities of the Company or any capital stock of any Subsidiary of the Company (except pursuant to any agreement specified in Schedule 2.1(c) of the Exchange Agreement and except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of employment or consulting services to the Company), nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities;

            (vii) directly or indirectly declare or pay any dividends, or make any other distribution, whether in cash or in property, on shares of Common Stock or any other Junior Securities of the Company or any capital stock of any Subsidiary of the Company (other than the declaration and payment of dividends by a Subsidiary exclusively to another Subsidiary or the Company), other than as contemplated herein;

            (viii) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors or persons who are or were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or Affiliates (other than a directly or indirectly wholly-owned Subsidiary) or any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "Related Party"), except for: (a) Reasonable Employment and Benefits Arrangements, (b) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a Person other than such Related Party, (c) any agreement, transaction, commitment or arrangement which is approved by the Company's Related Party Transactions Committee, which committee shall be comprised exclusively of disinterested directors, (d) any agreement, transaction, commitment or arrangement related to the provision of products or services to UICI or any of its Affiliates, or (e) any agreement to which the Company is a party and which is listed on Schedule 2.1(s) to the Exchange Agreement. For purposes hereof, any director who is also an officer of the Company or any Subsidiary shall not be deemed to be a disinterested director with respect to any such agreement, transaction, commitment or arrangement;

            (ix) avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Certificate of Designation;

            (x) authorize or issue, or obligate itself to issue, any equity security having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, conversion, liquidation, redemption or voting; (including, without limitation, any securities convertible into or exercisable or exchangeable for any such equity security);

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            (xi) liquidate, dissolve or wind up the Company's business or the business of any Subsidiary;

            (xii) enter into any transaction to sell, lease, transfer, convey, exclusively license or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries, or enter into any reorganization, merger, consolidation or similar transaction involving the Company or any reclassification, recapitalization or other change of any class or series of the Company's capital stock or any transaction or series of related transactions in which more than fifty percent (50%) of the Company's voting power is disposed of (other than any of the aforementioned transactions effected exclusively to change the domicile of the Company or in which the holders of the outstanding voting equity securities of the Company immediately prior to such transaction hold more than seventy percent (70%) of the voting power of the surviving entity or such entity's parent immediately following such transaction); provided, that the Holders agree to exercise good faith when deliberating and taking action to vote or consent with respect to any of the events or transactions described in this Clause (xii);

            (xiii) sell, transfer, encumber, exclusively license or otherwise dispose of any material assets or properties of the Company and it Subsidiaries taken as a whole in one or a series of related transfers; provided that this clause shall not apply to any (a) sale, transfer or other disposition of all or part of the Company's imaging services business, as described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 or (b) the sale, lease, transfer, conveyance, exclusive licensing or other disposition of all or substantially all of the assets of the Company and its Subsidiaries (which transactions are covered by Clause (xii) above);

            (xiv) create, incur, assume, guarantee or otherwise become, directly or indirectly, liable with respect to any Debt of the Company or any of its Subsidiaries, having an outstanding principal amount of $2,000,000 or more in the aggregate (including existing Debt) for all such issues of all such Persons, including creating, incurring, assuming, guaranteeing or otherwise issuing any security convertible or exercisable into or exchangeable for, any Debt of the Company or any of its Subsidiaries; provided, however, that the $2,000,000 threshold shall not apply to subsection (v) and subsection (vii) as set forth in the definition of Debt, and the incurrence of either of the types of Debt described therein shall be expressly prohibited without the affirmative vote or consent of the Holders of sixty percent (60%) of the shares of the Series A Preferred Stock then outstanding;

            (xv) enter into a new or different line of business outside of the provision of technology services or software applications;

            (xvi) pledge any shares of the Company's capital stock or any shares of capital stock of any Subsidiary, other than in the ordinary course of business;

            (xvii) engage in any transaction, arrangement or event described in
Section 7 or contemplated thereby involving the sale, issuance or potential issuance by the Company of any securities if, as a result thereof, (a) the Conversion Price would be less than the greater of (i) the

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book value per share of the Common Stock on the Closing Date or (ii) the closing bid price per share of the Common Stock on the Closing Date on the National Market or (b) applicable rules and regulations of the National Market would otherwise limit the ability to fully adjust the Conversion Price in accordance with the provisions of Section 7; or

            (xviii) enter into any agreement with respect to the foregoing.

         Notwithstanding the foregoing, it shall not be necessary to obtain the vote or consent of the Holders of the Series A Preferred Stock in order for the Company to execute, deliver or perform its obligations under that certain Termination Agreement dated June 11, 2002 between the Company and UICI.

         5. CONVERSION.

         a. Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after the Original Issue Date, into that number of fully paid and non-assessable shares of Common Stock as is determined by the quotient of (i) the Stated Value divided by (ii) the per share Conversion Price in effect at the time of conversion, determined as hereinafter provided. The initial per share Conversion Price shall be $2.625, subject to adjustment from time to time as provided herein (the "CONVERSION PRICE").

         b. Fundamental Price Adjustment. Subject to those limitations on the adjustment of the Conversion Price contained in Section 7(r), if, within one year after the Original Issue Date, there occurs a Significant Change in Management, then, the then effective Conversion Price shall be reduced by an amount equal to five percent (5%) thereof concurrently with the occurrence of such Significant Change in Management.

         c. Automatic Conversion. If, at any time following the one year anniversary of the Effectiveness Date of the Initial Registration Statement (as such terms are defined in the Registration Rights Agreement), (a) the Per Share Market Value exceeds 175% of the then effective Conversion Price and (b) the average trading volume exceeds 100,000 shares per day, in each case for a period of ninety (90) consecutive calendar days (such event, the "TRIGGERING EVENT"), all shares of Series A Preferred Stock then outstanding shall, by virtue of and following such Triggering Event (and without any action on the part of the Holders) and upon not less than twenty (20) days prior notice to the Holders by the Company, be (x) subject to a right of redemption by the Company, as provided in Section 10 hereof (in which case, prior to the expiration of ten (10) calendar days following the date of the Holders' receipt of the Redemption Notice (as defined in Section 10 hereof), the Holders shall have the right but not the obligation to exercise their right to convert Series A Preferred Stock at the then applicable Conversion Price) or (y) automatically converted into that number of fully paid and non-assessable shares of Common Stock into which such shares of Series A Preferred Stock would have been convertible in the event of an optional conversion at such time pursuant to Section 5(a) hereof; provided, however, that such Triggering Event shall not trigger the automatic conversion of the Series A Preferred Stock into Common Stock unless (x) (1) any Registration Statement required to be

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filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Underlying Shares can be made thereunder for a period of at least twenty (20) days prior to the date of the automatic conversions, or (2) the Underlying Shares are able to be sold without registration pursuant to Rule 144(k) promulgated under the Securities Act, (y) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Series A Preferred Stock at the then applicable Conversion Price, and (z) the Company is not then in breach of Section 5(d) hereof.

         d. Mechanics of Conversion. A Holder shall effect a conversion by surrendering to the Company the certificate or certificates representing the shares of Series A Preferred Stock to be converted, together with a written notice of such conversion in the form of Exhibit A annexed hereto (the "CONVERSION NOTICE"), provided that notwithstanding the provisions of Section 13 that may permit delivery of the certificate(s) by various means, it shall be necessary to hand deliver or deliver via nationally recognized overnight courier the certificate(s) in order for the Holder to be deemed to have effectively delivered a Conversion Notice. Each Conversion Notice shall specify the Holder, the name or names in which the certificate or certificates for shares of Common Stock are to be issued, the number of shares of Series A Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the "CONVERSION DATE"). Such Holder agrees to deliver the certificates or certificates representing the shares of Series A Preferred Stock to be converted as promptly as practicable thereafter. Upon delivery of the Conversion Notice, the Holder shall have no rights as a holder of the shares of Series A Preferred Stock to be converted other than the right to receive the Underlying Shares. If no Conversion Date is specified in the Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to
Section 13 hereof. The Company shall, within three (3) Trading Days after the receipt of the Conversion Notice, cause to be delivered to the Holder, or to such Holder's nominee or nominees (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required pursuant to the Exchange Agreement or otherwise required by law) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock and (ii) if the Holder is converting less than all the shares of Series A Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, one or more certificates representing the number of shares of Series A Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. Upon request of the Holder, and in compliance with the provisions hereof, in lieu of physical delivery of the shares of Common Stock, provided the Company's transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer program, the Company shall use its best efforts to cause its transfer agent to electronically transmit any certificate or certificates required to be delivered to the Holder (or the Holder's nominee) under this Section 5 by crediting the account of the Holder's (or the Holder's nominee's) Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to any such electronic transmittals. If, in the case of any attempted conversion, such certificate or certificates are not delivered to or as

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directed by the applicable Holder by the fifth (5th) Trading Day after the
Conversion Date, the Holder shall be entitled at any time on or before its receipt of such certificate or certificates to rescind such conversion by written notice to the Company, in which event the Company shall immediately return the certificates representing the shares of Series A Preferred Stock for which Common Stock was not delivered pursuant to such conversion and the rights of the Holder as a holder of such shares of Series A Preferred Stock shall immediately be restored.

         e. Failure to Convert.

         (i) If the Company fails to deliver to the Holder (or to the Holder's nominee) such certificate or certificates pursuant to this Section 5 on or prior to the fifth (5th) Trading Day after the Conversion Date, in addition to all other remedies that such Holder may pursue hereunder or under the Exchange Agreement, the Company shall pay to such Holder upon demand an amount in cash equal to the product of (a) the number of shares of Common Stock required to be issued upon conversion of such shares of Series A Preferred Stock, (b) the Per Share Market Value on the Conversion Date, (c) the number of days after the three (3) Trading Day period referred to in Section 5(c) that the Company fails to deliver such certificates and (d) .005.

         (ii) In addition to any other rights available to a Holder, if the Company fails to deliver to such Holders (or the Holders' designee) such certificate or certificates for shares of Common Stock pursuant to this Section 5 by the close of business on the third (3rd) Trading Day after the Conversion Date, and if after the close of business on the third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of some or all of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "BUY-IN"), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the number of shares of Common Stock purchased multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to the Buy-In and (B) at the Holder's option, either return the Series A Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under this Section 5. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series A Preferred Stock for which the aggregate market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall furnish to the Company copies of confirmations or written evidence of the amounts payable to the Holder in respect of the Buy-In.

         6. RESERVATION OF SHARES. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Series A Preferred Stock and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than 100% of such number of shares of Common Stock as shall (subject to any additional

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requirements of the Company as to reservation of such shares set forth in the
Exchange Agreement) be issuable (taking into account the adjustments of Sections 5 and 7 hereof) upon the conversion of all outstanding shares of Series A Preferred Stock (without regard to any limitations on conversion) and assuming, from time to time, that all future payments of dividends on the Series A Preferred Stock during the succeeding twelve (12) months are in shares of Common Stock (and, in calculating the number of shares issuable with respect to such dividends on any particular date of determination, assuming fifty percent (50%) of the Average Price on the last Trading Day of the Company's preceding fiscal quarter). The Company shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued is insufficient to permit the conversion of all of the shares of the Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and, subsequent to the effectiveness of the Initial Registration Statement (as defined in the Registration Rights Agreement) and other than any restrictions that may be imposed thereon by the Holder thereof, be freely tradable.

         7. ADJUSTMENT OF CONVERSION PRICE.

         a. Common Stock Dividends; Common Stock Splits; Reclassification. If the Company, at any time after the Original Issue Date: (i) pays or makes a stock dividend on its Common Stock in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) issues any shares of the Company's Common Stock by reclassification of shares of Common Stock, or (iv) effects a reverse stock split, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. In the case of a dividend or distribution, any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution. In the case of a subdivision or re-classification, any adjustment made pursuant to this Section 7(a) shall become effective immediately after the effective date of such subdivision or re-classification.

         b. Rights; Options; Warrants or Other Securities. If the Company, at any time after the Original Issue Date, fixes a record date for the issuance of rights, Options (as defined in Section 7(g)(ii)), warrants or other securities to all of the holders of Common Stock entitling them for a period expiring within sixty (60) days to subscribe for or purchase, convert into, exchange for or otherwise acquire shares of Common Stock for no consideration or at a price per share less than the Conversion Price, the Conversion Price shall be multiplied by a fraction, the numerator of which shall be (i) the number of shares of Common Stock outstanding on the date of such issuance or sale plus
(ii) the number of shares of Common Stock which the aggregate consideration received by the Company for such issuance or sale would purchase at the Conversion Price, and the denominator of which shall be (i) the number of shares of Common Stock outstanding on the date of such issuance or sale plus (ii) the number of additional shares of Common Stock offered for subscription, purchase, conversion, exchange or acquisition. Such adjustment shall be made whenever such rights, Options, warrants or other securities are issued,

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and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, Options, warrants or other securities.

         c. Extraordinary Dividends and Distributions. In case the Company at any time or from time to time after the date hereof shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or Options (as defined in Section 7(g)(ii)) by way of dividend, spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock other than a dividend payable in additional shares of Common Stock then, and in each such case, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction:

            (i) the numerator of which shall be (a) the Per Share Market Value in effect on such record date or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, minus (b) the fair market value of such dividend or distribution (as determined in good faith by the Board) applicable to one share of Common Stock, and

            (ii) the denominator of which shall be such Per Share Market Value; provided, however, that in the event that the amount of such dividend as so determined is equal to or greater than the Per Share Market Value, at the option of the Majority Holders and in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive a pro rata share of such dividend based upon the maximum number of shares of Common Stock at the time issuable to such Holder (determined without regard to whether the Series A Preferred Stock is convertible at such time).

         d. Record Date. If the Company establishes a record of the holders of Common Stock for the purpose of entitling them to: (i) receive a dividend or other distribution payable in Common Stock, rights, Options, warrants or other securities or (ii) subscribe for or purchase Common Stock, rights, Options, warrants or other securities, then, for the purposes of this Section 7, such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         e. Adjustment for Recapitalization, Reclassification, Exchange and Substitution. If at any time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or otherwise (other than a subdivision of its Common Stock or dividend on its Common Stock paid in shares of Common Stock (the adjustment for which is provided for in Section 7(a)), and other than a capital reorganization, merger or consolidation, (the adjustment for which is provided for in Section 7(f)), in any such event each Holder shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock), all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

         f. Reorganizations, Mergers or Consolidations. If at any time after the Original Issue Date the Common Stock is converted into other securities or property, whether pursuant to a capital reorganization, merger, consolidation or otherwise (other than a recapitalization, reclassification, subdivision, exchange or substitution of shares provided for in Section 7(e)), as a part of such transaction, provision shall be made so that the Holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled to receive in connection with such transaction (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock), subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the Holders of the Series A Preferred Stock after such transaction to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. The Company shall not be a party to any capital reorganization, merger or consolidation in which the Company is not the surviving entity unless the entity surviving such transaction assumes all of the Company's obligations hereunder.

         g. Issuances Below Conversion Price. If the Company, at any time while the Series A Preferred Stock is outstanding, takes any of the actions described in Section 7(g)(i), (ii) or (iii) then, immediately after such action the then effective Conversion Price shall be reduced in the manner set forth below:

            (i) issues or sells, or is deemed to have issued or sold, any Common Stock (other than Excluded Securities);

            (ii) in any manner grants, issues or sells any rights, options or warrants to subscribe for or to purchase Common Stock or any other stock or securities of the Company convertible into or exchangeable for Common Stock (such rights, options or warrants being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") (other than Excluded Securities); or

            (iii) in any manner issues or sells any Convertible Securities (other than Excluded Securities);

for (1) with respect to paragraph (g)(i) above, a price per share less than the Conversion Price in effect immediately prior to such issuance or sale, or (2) with respect to paragraphs (g)(ii) or

(g)(iii) above, a price per share for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to such issuance, grant or sale, then immediately following such issuance, grant or sale the Conversion Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock received or to be received in connection with such issuance, grant or sale (including, the consideration, if any, to be received upon the exercise of such Options or the conversion or exchange of such Convertible Securities). If there is a change at any time in: (x) the exercise price provided for in any Options (other than Excluded Securities), (y) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities (other than Excluded Securities) or (z) the rate at which any Convertible Securities (other than Excluded Securities) are convertible into or exchangeable for Common Stock, then immediately after such change in exercise price, additional consideration or rate of conversion or exchange, the Conversion Price in effect at the time of such change shall be further reduced to give effect to such changed exercise price, additional consideration or changed conversion or exchange rate, as the case may be.

         h. Effect of Certain Events on Conversion Price. For purposes of determining the adjusted Conversion Price under Section 7(g) hereof, the following shall be applicable:

            (i) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold (or are deemed to have been issued or sold) for cash, the consideration received therefor will be deemed to be the amount received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities listed or quoted on a National Market, in which case the amount of consideration received by the Company will be the arithmetic average of the closing sale price of such security for the five (5) consecutive Trading Days immediately preceding the date of receipt thereof. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities listed or quoted on a National Market will be determined jointly by the Company and the Holders of a majority of the shares of Series A Preferred Stock then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company, and agreed upon in good faith by the Holders of a majority of the shares of Series A Preferred Stock then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

            (ii) Integrated Transactions. In case any Options are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto the aggregate consideration of the Options shall be determined by an Appraiser selected mutually, in good faith, by the Company and the Holders of a majority in interest of the shares of the Series A Preferred Stock.

         i. Failure to Timely Pay Supplemental Delay Payment. As provided in
Section 2(d) of the Registration Rights Agreement, in the event the Company fails to timely pay any Supplemental Delay Payment (as defined in the Registration Rights Agreement), then the Conversion Price shall be adjusted downward at the rate of $0.01 for each day after the Supplemental Delay Payment is due until such Supplemental Delay Payment and all related interest is paid in full. For purposes of the notice, adjustment and other miscellaneous provisions of this Section 7, any adjustment in the Conversion Price arising out of a failure to timely pay a Supplemental Delay Payment shall be viewed in the aggregate from the day of failure to pay the Supplemental Delay Payment through the day of payment, and it shall not be necessary to deliver notices or otherwise make adjustments on a day-by-day basis.

         j. Notice of Certain Events. If:

            (i) the Company declares a dividend (or any other distribution) on the Common Stock;

            (ii) the Company declares a special nonrecurring cash dividend on or a redemption of the Common Stock;

            (iii) the Company authorizes the granting to the holders of the Common Stock of rights, Options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

            (iv) the approval of the Company's shareholders is sought or required in connection with any reclassification of the Common Stock or any Change of Control; or

            (v) the Company authorizes a Liquidation; then the Company shall cause to be delivered to the Holders at the address specified herein, at least fifteen (15) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating: (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of Options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights, Options or warrants are to be determined or
(b) the date on which such reclassification, Liquidation or Change of Control is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable in connection with such reclassification or Change of Control. Nothing herein shall prohibit the Holders from converting shares of Series A

Preferred Stock held by such Holder during the fifteen (15) day period commencing on the date of such notice to the effective date of the event triggering such notice.

         k. Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to this Section 7, the Company shall deliver to the Holders a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be signed by the Company's chairman, president or chief financial officer and shall be delivered to the Holders within three (3) Business Days of the date the events occur which require such adjustment.

         l. Adjustment in the Number of Shares. For the avoidance of doubt, upon each adjustment in the Conversion Price pursuant to any provision of this
Section 7 the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest 1/100th of a whole share, to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Conversion Price by a fraction, the numerator of which shall be the Conversion Price immediately prior to such adjustment and the denominator of which shall be the Conversion Price immediately thereafter.

         m. Rounding. All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

         n. Other Events. If any event shall occur as to which the provisions of this Section 7 are not strictly applicable but the failure to make any adjustment would not fairly protect the rights of the Holders in accordance with the intent and principles of this Section 7 (whether by grant of the Company of any stock appreciation rights, phantom stock rights or other rights with equity features (excluding the issuance of any Excluded Securities) or otherwise), the Board will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided, however, that no such adjustment will increase the Conversion Price.

         o. Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the Company's account, if any, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

         p. No Increase in Conversion Price. Notwithstanding anything to the contrary set forth herein, in no event (other than a reverse stock split contemplated by Section 7(a) hereof) shall any provision in this Section 7 result in a Conversion Price that is greater than the initial Conversion Price.

         q. Failure to Adjust Conversion Price. If (i) the Company fails to reduce the Conversion Price upon the occurrence of an event requiring such reduction in accordance with the terms of this Section 7 and (ii) a court of competent jurisdiction determines that the Company is or was required to reduce the Conversion Price, the Conversion Price shall be reduced to the lower of (a) the Conversion Price which would have resulted if the Company had reduced the Conversion Price upon the occurrence of such event (in accordance with this Section

7), as further reduced upon the occurrence of any subsequent events which would require such further reduction of the Conversion Price and (b) the lowest Per Share Market Value from the date of the occurrence of such event through the date the Company reduces the Conversion Price in accordance with the terms hereof. The Company shall be required to pay the reasonable legal fees of one counsel selected by the Majority Holders in connection with any such dispute.

         r. Limitation on Adjustment of Conversion Price. Notwithstanding any of the other provisions of this Section 7 regarding any adjustment of the Conversion Price, the Company shall not engage in any transaction, arrangement or event described therein or contemplated thereby involving the sale, issuance or potential issuance by the Company of any securities if, as a result thereof,
(i) the Conversion Price would be less than the greater of (a) the book value per share of the Common Stock on the Closing Date or (b) the closing bid price per share of the Common Stock on the Closing Date on the National Market or (ii) applicable rules and regulations of the National Market would otherwise limit the ability to fully adjust the Conversion Price in accordance with the provision of this Section 7.

         8. RESTRICTION ON CONVERSION. Notwithstanding anything to the contrary contained herein, in no event shall Brown Simpson or the Company have the right or be required to convert shares of Series A Preferred Stock held by Brown Simpson if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by Brown Simpson and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Section 8, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. The provisions of this
Section 8 may be waived by Brown Simpson upon not less than sixty-five (65) days prior written notice to the Company, and the provisions of this Section 8 shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

         9. REDEMPTION BY THE HOLDERS.

         (a) Redemption Right. If: (i) at any time after the Original Issue Date any representation or warranty made by the Company in Section 2.1 of the Exchange Agreement shall prove to have been incorrect in any material respect when made or (ii) the Company fails to duly observe or perform any of the covenants or agreements on the part of the Company contained in Sections 4 and 6 hereof, Section 3.6 of the Exchange Agreement or Section 2(a) of the Registration Rights Agreement (as it specifically relates to preparing and filing the Initial Registration Statement on or prior to the Filing Date (as such terms are defined therein)), for a period of ten (10) Business Days after the earlier of (x) the date on which the Company shall have obtained actual knowledge of such failure or (y) the date on which notice has been given to the Company by the Majority Holders (each of (i), (ii) or (iii), a "REDEMPTION EVENT"), one or more Holders shall have the right (a "REDEMPTION RIGHT") to require the Company, by written notice to the Company (a "REDEMPTION NOTICE") to redeem its shares of Series A Preferred Stock at a price per share equal to the Stated Value, together with any accrued but unpaid dividends and all liquidated damages and other amounts due in respect thereof up to the Redemption Date (as defined below) (such price, the "REDEMPTION PRICE"). The Redemption Notice shall set forth the proposed date for such redemption, which date shall not be fewer than thirty
(30) days from the date of such Redemption Notice (the "REDEMPTION DATE").

         (b) Mechanics of Redemption Right. Within five (5) days of the Corporation's receipt of the Redemption Notice, the Company shall mail a notice (the "COMPANY NOTICE") by means of first class mail, postage paid, addressed to the other Holders of record, at their respective addresses then appearing on the books of the Company. Each such notice shall specify (i) such Holder's right to redemption, (ii) the Redemption Date and (iii) the Redemption Price. Each Holder shall specify by written notice not more than ten (10) days after the date of receipt of the Company Notice, such number of shares of Series A Preferred Stock that such Holder desires to be redeemed; provided, however, that if upon the occurrence of the Redemption Date, the assets and funds of the Company legally available to be distributed among the Holders is insufficient to permit the payment to such holders of the full aforesaid amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Holders in proportion to the Redemption Price amount each such holder is otherwise entitled to receive.

         (c) Payment of Redemption Price. In connection with the exercise of the Redemption Right by one or more of the Holders, as the case may be, the Company shall pay the Redemption Price to each Holder of shares of Series A Preferred Stock being redeemed in cash on the Redemption Date (or, if later, the Business Day following the Business Day upon which the Company receives the share certificates representing the Series A Preferred Stock being redeemed). If the Company fails to pay the Redemption Price to such Holder on the Redemption Date, in addition to any other remedy that such Holder may have, such unpaid amount shall bear interest at the rate of 2.0% per month until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to each Holder, each Holder of shares of Series A Preferred Stock submitted for redemption pursuant to this Section 9 and for which the applicable Redemption Price has not been paid shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder all of the shares of Series A Preferred Stock that were submitted for redemption by such Holder under this Section 9 and for which the applicable Redemption Price has not been paid, by sending written notice to the Company via facsimile requesting the return to such Holder of all such shares of Series A Preferred Stock submitted for redemption (each such notice, a "VOID REDEMPTION NOTICE"). Upon the Company's receipt of such Void Redemption Notice(s) and prior to payment of the full applicable Redemption Price to each Holder: (i) the redemption shall be null and void with respect to those shares of Series A Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Series A Preferred Stock certificates submitted to the Company by each Holder for redemption under this Section 9 and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Series A Preferred Stock shall be equal to the Conversion Price in effect on the Redemption Date.

         10. REDEMPTION BY THE COMPANY.

         (a) Redemption Right. In the event of the occurrence of a "Triggering Event," as described in Section 5.c hereof, and in the event that the Company provides notice to the Holders that it has elected to exercise its right to redeem all, but not less than all, of the shares of Series A Preferred Stock (a "REDEMPTION NOTICE"), then the Company shall be entitled to redeem the shares of Series A Preferred Stock, subject to the right of the Holders, within ten (10) calendar days of their receipt of the Redemption Notice, to exercise their right to convert their shares of Series A Preferred Stock at the then applicable Conversion Price; provided, however, that the Company shall only be entitled to redeem shares of Series A Preferred Stock pursuant to this Section 10 to the extent that it has sufficient assets and funds legally available to be distributed to the Holders to redeem all shares of Series A Preferred Stock remaining outstanding on the Redemption Date (as defined below). In the event the Company elects to redeem the shares of Series A Preferred Stock pursuant to this Section 10, the redemption of such shares shall be at a price per share equal to the Stated Value, together with any accrued but unpaid dividends and all liquidated damages and other amounts due in respect thereof up to the Redemption Date (such price, the "REDEMPTION PRICE"). The Redemption Notice shall set forth the proposed date for such redemption, which date shall not be fewer than twenty (20) days from the date of such Redemption Notice (the "REDEMPTION DATE").

         (b) Payment of Redemption Price. In connection with the exercise by the Company of its right of redemption under this Section 10, the Company shall pay the Redemption Price to each Holder in cash, and each Holder of shares of Series A Preferred Stock shall tender to the Company share certificates representing all of the remaining shares of Series A Preferred Stock that it then holds. If a Holder tenders its share certificates representing the Series A Preferred Stock that it holds on the Redemption Date to the Company, but the Company fails to pay the Redemption Price to such Holder on the Redemption Date, in addition to any other remedy that such Holder may have, such unpaid amount shall bear interest at the rate of 2.0% per month until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to each Holder, each Holder of shares of Series A Preferred Stock submitted for redemption pursuant to this
Section 10 and for which the applicable Redemption Price has not been paid shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder all of the shares of Series A Preferred Stock that were submitted for redemption by such Holder under this Section 10 and for which the applicable Redemption Price has not been paid, by sending written notice to the Company via facsimile requesting the return to such Holder of all such shares of Series A Preferred Stock submitted for redemption (each such notice, a "VOID REDEMPTION NOTICE"). Upon the Company's receipt of such Void Redemption Notice(s) and prior to payment of the full applicable Redemption Price to each
Holder: (i) the redemption shall be null and void with respect to those shares of Series A Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Series A Preferred Stock certificates submitted to the Company by each Holder for redemption under this Section 10 and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Series A Preferred Stock shall be equal to the Conversion Price in effect on the Redemption Date. If the Company is prepared to pay the Redemption Price to a Holder on the Redemption Date, but a Holder fails to tender the share certificates representing the shares of Series A Preferred Stock that it holds, then as of the Redemption Date such shares of Series A Preferred Stock shall be deemed to be redeemed by the Company and shall no longer be outstanding, and the Company shall hold the Redemption Price in payment for such shares for the benefit of the Holder until such time as the Holder tenders the related share certificates.

         11. NASDAQ LIMITATION. If on any date of conversion of shares of Series A Preferred Stock: (a) the Common Stock is listed for trading on NASDAQ (or any other National Market), (b) the number of shares of Common Stock to be issued upon the conversion of the Series A Preferred Stock, combined with all other issuances of Common Stock which, under the requirements of NASDAQ (or any other National Market), are required to be aggregated with such issuance for determining the need for stockholder approval ("STOCKHOLDER APPROVAL") for the listing of the shares to be issued on NASDAQ (or any other National Market), would equal or exceed 19.9% of the total number of shares of the Common Stock outstanding immediately prior to the Original Issue Date (the "ISSUABLE MAXIMUM") and (c) the issuance of shares of Common Stock in excess of the Issuable Maximum is required to be, but has not been, approved by the stockholders of the Company in accordance with the applicable rules and regulations of NASDAQ (or any other National Market) then, to the extent that the conversion of the Series A Preferred Stock would result in the issuance of shares of Common Stock in excess of a Holder's pro rata allocation of the Issuable Maximum (the "EXCESS AMOUNT"), the Company shall use its reasonable best efforts to obtain the Stockholder Approval applicable to such issuance as soon as possible, but in any event not later than the 120th day after such request for conversion (the "APPROVAL DATE"). If such Stockholder Approval necessary to satisfy the applicable rules and regulations of NASDAQ (or other National Market) is not obtained by the Approval Date, then the Company shall be required, within thirty (30) days of the Approval Date, to redeem, from funds legally available therefor at the time of such redemption, in cash, shares of Series A Preferred Stock from each Holder in an amount equal to the Excess Amount, at a price per share equal to the Stated Value, together with any declared but unpaid dividends up to the date of such redemption; provided, however, that in the event that the Company is unable to effect such redemption because of applicable law, then the Company shall pay to each Holder an amount in cash equal to the Stated Value of the Series A Preferred Stock, plus all declared but unpaid dividends thereon up to the date of such redemption that would represent the Excess Amount.

         12. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly (i) has a 5% or more equity interest in that Person, (ii) has 5% or more common ownership with that Person or (iii) controls, or is under common control with, or is controlled by, such Person. When used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies (whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

         "APPRAISER" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

         "APPROVAL DATE" has the meaning set forth in Section 11.

         "APPROVED STOCK PLAN" means any contract, plan or agreement which has been approved by the Board or a committee thereof, pursuant to which the Company's securities may be issued to any of the Company's employees, officers or directors.

         "AVERAGE PRICE" on any date means (a) the sum of the Per Share Market Value for the ten (10) Trading Days immediately preceding such date minus (b) the highest and lowest Per Share Market Value during the ten (10) Trading Days immediately preceding such date, divided by (c) eight (8), or a similar calculation if another figure for the number of Trading Days is set forth for clause (a) of this definition.

         "BUSINESS DAY" means any day except Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government action to close.

         "BUY-IN" has the meaning set forth in Section 5(e)(ii).

         "CAPITAL LEASE" of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee that would, in accordance with United States generally accepted accounting principles, be required to be accounted for as a capital lease on the balance sheet of such Person.

         "CAUSE" means (i) dishonesty, fraud or gross insubordination by a Person with respect to the business or affairs of the Company, (ii) conviction of a Person of a felony or acceptance of a plea bargain relating to a felony, or
(iii) the violation by a Person of any substance abuse policy of the Company's that would result in discharge under such policy as applied to employees generally.

         "CHANGE OF CONTROL" means the occurrence of any of the following: (i) an acquisition or series of related acquisitions by any Person or "group" (as described in Section 13(d)(3) of the Exchange Act) of in excess of thirty-three and one third percent (33 1/3%) of the voting power of the Company, (ii) the merger or consolidation of the Company with or into another Person, unless the holders of the Company's securities immediately prior to such transaction or series of related transactions continue to hold at least fifty percent (50%) of such securities following such transaction or series of related transactions,
(iii) the sale, conveyance, lease, transfer, exclusive license or disposition of all or substantially all of the Company's assets in one or a series of related transactions, (iv) during any period of twelve (12) consecutive months after the Original Issue Date, individuals who at the beginning of any such twelve (12) month period constituted the Board cease for any reason to constitute a majority of the Board then in office or (v) the Company's execution of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii), (iii) or (iv).

         "CLOSING DATE" has the meaning set forth in the Exchange Agreement.

         "COMMON STOCK" has the meaning set forth in Section 1(b).

         "COMPANY" means Healthaxis Inc., a Pennsylvania corporation.

         "CONVERSION DATE" has the meaning set forth in Section 5(d).

         "CONVERSION NOTICE" has the meaning set forth in Section 5(d).

         "CONVERSION PRICE" has the meaning set forth in Section 5(a).

         "CONVERTIBLE SECURITIES" has the meaning set forth in Section 7(g)(ii).

         "DEBT" of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, to the extent treated as a liability in accordance with generally accepted accounting principles, (iv) all Capital Leases of such Person, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (vi) all non-contingent obligations of such Person to reimburse any lender or other Person in respect of amounts paid under a letter of credit or similar instrument, (vii) all equity securities of such Person subject to repurchase or redemptions otherwise than at the sole option of such Person, (viii) all Debt secured by a lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (ix) all Debt of others guaranteed by such Person; provided, however, that Debt shall not include any (a) unpaid taxes or other government assessments or charges, (b) post-retirement employee benefits, (c) deferred revenues or (d) trade accounts payable and accrued expenses treated as such in accordance with generally accepted accounting principles and incurred in the ordinary course of business.

         "DIVIDEND PAYMENT DATE" has the meaning set forth in Section 2(a).

         "EXCESS AMOUNT" has the meaning set forth in Section 11.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGREEMENT" means the Exchange Agreement, dated as of the Original Issue Date, among the Company and the original Holders.

         "EXCLUDED SECURITIES" means (i) shares of Common Stock, Options or Convertible Securities issued or issuable pursuant to the terms of this Certificate of Designation and the Exchange Agreement, (ii) shares of Common Stock, Options or Convertible Securities issued by the Company in connection with an Approved Stock Plan, (iii) shares of Common Stock, Options or Convertible Securities issuable upon the exercise of any options, rights or warrants outstanding as of the Original Issue Date and set forth on Schedule 2.1(c) of the Exchange

Agreement or (iv) the first five million (5,000,000) shares of Common Stock, Options (on an as-exercised basis, into shares of Common Stock) or Convertible Securities (on an as-converted basis, into shares of Common Stock), all as adjusted for any stock dividends, stock splits or other similar transactions, issued after the Original Issue Date (excluding shares of Common Stock issued to the Holders in payment of dividends under Section 2.a hereof and excluding shares of Common Stock, Options and Convertible Securities otherwise within the scope of "Excluded Securities" as defined above).

         "HOLDER" or "HOLDERS" means the holder or holders of the Series A Preferred Stock.

         "ISSUABLE MAXIMUM" has the meaning set forth in Section 11.

         "JUNIOR SECURITIES" means all classes of Common Stock and each other class of preferred stock or other capital stock of the Company that is not, expressly by its terms, made senior to or pari passu with the Series A Preferred Stock.

         "LIQUIDATION" means any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

         "LIQUIDATION VALUE" has the meaning set forth in Section 3(a).

         "MAJORITY HOLDER(S)" means the holder(s) of 60% or more of the then outstanding shares of Series A Preferred Stock.

         "NASDAQ" means the National Market System of the Nasdaq Stock Market.

         "NATIONAL MARKET" means the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange, the American Stock Exchange and the OTCBB.

         "OPTIONS" has the meaning set forth in Section 7(g)(ii).

         "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Series A Preferred Stock, regardless of the number of subsequent transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which subsequently may be issued to evidence such Series A Preferred Stock, which date shall coincide with the Closing Date.

         "OTCBB" means the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc.

         "PER SHARE MARKET VALUE" means on any particular date: (a) the closing bid price per share of the Common Stock on such date on: (i) the National Market on which the Common Stock is then listed or quoted, or, if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date or (ii) the OTCBB, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its function of reporting prices) or (b) if the Common Stock is not then listed or quoted on any National Market or the OTCBB, the fair market value of a share of Common

Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Series A Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period of calculation.

         "PERSON" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "REASONABLE EMPLOYMENT AND BENEFITS ARRANGEMENTS" means employment arrangements and related benefits with the Company's and its Subsidiaries' respective officers and directors (i) where the total compensation package for the individual does not exceed one hundred ten percent (110%) of the total compensation package for the individual's position based on a competitive market survey of comparable companies obtained in good faith by the Company, all managed in accordance with the Company's compensation philosophy as adopted by the Board of Directors, and (ii) up to a total pool of all outstanding options or other rights relating to Common Stock granted to officers, directors and employees of the Company of twenty percent (20%) of the total shares of Common Stock issued and outstanding from time to time.

         "RECORD DATE" has the meaning set forth in Section 2(a).

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

         "REGISTRATION STATEMENT" has the meaning set forth in the Registration Rights Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SERIES A PREFERRED STOCK" has the meaning set forth in Section 1(a).

         "SIGNIFICANT CHANGE IN MANAGEMENT" means that James W. McLane ceases to serve as Chief Executive Officer of the Company because of his resignation or because the Company terminates him without Cause.

          "STATED VALUE" has the meaning set forth in Section 1(a).

         "STOCKHOLDER APPROVAL" has the meaning set forth in Section 11.

         "SUBSIDIARY " means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity are at the time directly or indirectly owned by the Company, which Subsidiaries are identified on
Schedule 2.1(a) of the Exchange Agreement.

         "TRADING DAY" means any day on which the OTCBB or any National Market on which the Common Stock is then quoted or listed is open for trading.

         "TRIGGERING EVENT" has the meaning set forth in Section 5(c).

         "UNDERLYING SHARES" means the shares of Common Stock into which the Series A Preferred Stock are convertible in accordance with the terms hereof.

         "VALUATION EVENT" has the meaning set forth in Section 7(h).

         13. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been received: (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated in the Exchange Agreement (if received by 5:00 p.m. eastern time where such notice is to be received), or the first Business Day following such delivery (if received after 5:00 p.m. eastern time where such notice is to be received) or
(b) one (1) Business Day following the date of deposit with a nationally recognized overnight courier, fully prepaid, addressed to such address or upon actual receipt of such mailing, whichever shall first occur. Each party shall provide written notice to the other party of any change in address or facsimile number from that set forth in the Exchange Agreement in accordance with the provisions hereof.

         14. LOST OR STOLEN CERTIFICATES. Any Holder claiming a stock certificate representing the shares of Series A Preferred Stock to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such
Holder: (a) requests such replacement certificate before the Company has notice that the shares have been acquired by a bona fide purchaser; (b) executes an affidavit of loss, whereby such Holder agrees to indemnify the Company as it relates to such stock certificate; and (c) satisfies any other reasonable requirements fixed by the Company's Board of Directors, provided, however, that the Company shall not be obligated to re-issue stock certificates if the Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

         15. REMEDIES CHARACTERIZED; OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity, including a decree of specific performance and/or other injunctive relief. No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series A Preferred Stock for which there is no adequate remedy at law. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         16. CONSTRUCTION. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof. In the event of any inconsistency or ambiguity between the terms of this Certificate of Designation and the terms of any other Transaction Document, the terms of this Certificate of Designation shall control and govern any construction hereof or thereof.

         17. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         18. FRACTIONAL SHARES. Upon a conversion of Series A Preferred Stock hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not to, or is unable to, make such a cash payment, the Holder of a share of Series A Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         19. PAYMENT OF TAX UPON ISSUE OF TRANSFER. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof has paid to the Company the amount of such tax or has established to the Company's satisfaction that such tax has been paid or is not payable.

         20. SHARES OWNED BY COMPANY DEEMED NOT OUTSTANDING. In determining whether the Holders of the outstanding shares of Series A Preferred Stock have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Series A Preferred Stock which are owned by the Company or any other Affiliate or obligor thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination. Shares of the Series A Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if: (i) the pledgee establishes to the satisfaction of the Holders and the Company the pledgee's right so to act with respect to such shares and (ii) the pledgee is not the Company or any other Affiliate or obligor of the Company.

         21. COMMUNICATIONS. The Holders shall be entitled to receive, and the Company shall deliver pursuant to Section 13 hereof, all communications sent by the Company to the holders of the Common Stock. Such communications shall be provided to the Holders at the same times and in the same manner as furnished to the Company's shareholders generally.

         22. REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company's Series A Preferred Stock and shall be retired promptly after the acquisition thereof. All such shares shall become, upon their retirement (and the filing of any certificate required in connection therewith pursuant to the Pennsylvania Business Corporation Law), authorized but unissued shares of the Company's preferred stock.

         23. REGISTRATION OF TRANSFER. The Company shall keep a register for the registration of the transfers of shares of Series A Preferred Stock at its principal office. Upon the surrender of any certificate representing shares of Series A Preferred Stock at such place, the Company shall, at the request of the record Holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

         24. NO IMPAIRMENT. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, intentionally take any action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Series A Preferred Stock against dilution or other impairment.

         25. AGGREGATION OF SHARES. All shares of Series A Preferred Stock held or acquired by any Affiliate of a Holder will be aggregated together for the purpose of determining the availability of any rights of a Holder under this Certificate of Designation.

         26. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, Healthaxis Inc. has caused this Certificate of Designation to be signed by its Chief Financial Officer on this 31st day of July 2002.

                                              HEALTHAXIS INC.

                                              By: /s/ JOHN M. CARRADINE
                                                  --------------------------
                                              Name:  John M. Carradine
                                              Title: Chief Financial Officer

Attest:

By: /s/ J. BRENT WEBB
    --------------------------
Name:  J. Brent Webb
Title: Secretary

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to convert shares of Series A Convertible Preferred Stock)

         The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock ("SERIES A PREFERRED STOCK") indicated below, into shares of common stock, par value $1.00 per share (the "COMMON STOCK"), of Healthaxis Inc. (the "COMPANY") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

         The undersigned hereby certifies that the Common Stock issuable pursuant to this Conversion Notice has been sold pursuant to a registration statement under the Securities Act of 1933 which identifies the Holder as a selling security holder. THIS MUST BE CHECKED FOR SHARES FREE OF RESTRICTIVE LEGENDS TO BE ISSUED.

Conversion calculations:

                            ________________________________________________
                            Date to effect conversion

                            ________________________________________________
                            No. of shares of Series A Preferred Stock being converted

                            ________________________________________________
                            Number of shares of Common Stock to be issued

                            ________________________________________________
                            Applicable Conversion Price

                            ________________________________________________
                            Signature of Holder

                            ________________________________________________
                            Name

                            ________________________________________________
                            Address

                            ________________________________________________


                            ________________________________________________

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